Exhibit 99.1


Contact:
Andrea F. Rabney
Assistant Vice President,
Corporate Communications
ImClone Systems Incorporated
(646) 638-5058

For Immediate Release

           IMCLONE ANNOUNCES PLACEMENT OF $200 MILLION IN CONVERTIBLE
                              SUBORDINATED NOTES

New York, NY - February 24, 2000 -- ImClone Systems Incorporated (Nasdaq: IMCL) announced today the private placement of $200 million principal amount of 5 1/2% Convertible Subordinated Notes due 2005. The offering, which was made through initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and to a limited number of accredited investors, is expected to close on February 29, 2000. ImClone has also granted the initial purchasers of the notes an option to purchase up to an additional $40 million in principal amount of the notes. The notes are convertible into ImClone Systems common stock, at a conversion price of $110.18 per share, subject to adjustment in certain events. ImClone has agreed to file a registration statement for the resale of the notes and the common stock issuable upon conversion of the notes within 90 days after the closing of the offering.

The net proceeds of the proposed offering would be used to fund research, development and clinical activities, as well as working capital and general corporate purposes.

The Convertible Subordinated Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Except for the historical information contained herein, the matters discussed in this news release may include forward-looking statements. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company's business, including, without limitation, risks, and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company's products, the impact of competitive products and pricing, and the Company's ability to obtain additional financing to support its operations. The Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.


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